Exhibit 99.1

CONSENT TO BE NAMED AS A DIRECTOR

Pursuant to Rule 438 under the Securities Act of 1933, as amended, I hereby consent to (i) being named in the Registration Statement on Form S-1, together with any and all amendments or supplements thereto (the “Registration Statement”), of Blockchain Coinvestors Acquisition Corp. I, a Cayman Islands exempted company (the “Company”), as a person who has agreed to serve as a director of the Company; (ii) the inclusion of my biographical information in the Registration Statement; and (iii) the filing of this consent as an exhibit to the Registration Statement.

Dated: July 29, 2021	/s/ Gary Cookhorn
Gary Cookhorn

CONSENT TO BE NAMED AS A DIRECTOR